ACQUISITION AGREEMENT

This Acquisition Agreement (the "Agreement"), made this 24th day of September, 2004 among, BusinessWay International Corporation, of 1480 Rue Bégin, Saint-Laurent, Quebec, Canada, H4R 1X1, a Florida Corporation ("BITL") and Inter Canadian Business Services, Ltd. (a.k.a. Service D'affaires Inter Canadian Ltee.) of 1310 Greene Ave., Suite 730, Westmount, Quebec H3Z 2B2, Canada, a Canadian corporation ("ICBS") and the individual shareholders of ICBS who are cumulatively the owners of 100% of ICBS and are named herein as Schedule A attached, (the "Sellers").

WHEREAS;

A. BITL is a public company trading on the NASD OTCBB under the symbol "BITL".

B. BITL as of the date of Closing as is defined in Paragraph F below is a non operating company substantially in the form as noted in the Company's Form 10-KSB/A for fiscal year ended July 31, 2004 as filed with the U.S. Securities and Exchange Commission on August 27, 2004 with the exception that subsidiary 3423336 Canada Ltd. Is a non operating Canadian subsidiary no longer in existence by operation of law.

C. ICBS which is a financial and management consulting firm located in Westmount, Quebec, Canada and which owns Puritan Securities, Inc. a New York State corporation, located at 140 Broadway, 46th Floor, in the financial district of New York City ("Puritan Securities") which is a United States Securities and Exchange Commission ("SEC") registered broker dealer and National Association of Securities Dealers ("NASD") member, desires to be acquired by a public company in a reverse merger and thereby becoming a public company.

D. The parties hereto deem it to be in the best interest of each of them that ICBS, be acquired and become a subsidiary of BITL in a reverse merger whereby the Sellers of ICBS become the majority shareholders of BITL, all pursuant to such terms, provisions and conditions as the parties hereto shall agree.

NOW, THEREFORE, WITNESSETH, that for and in consideration of the premises and of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

A. PURCHASE AND PAYMENT

1. Purchase and Sale of Stock.

1.1. ICBS agrees to sell to BITL and Sellers agrees to sell, assign, transfer and deliver to BITL 100% of all the issued and outstanding stock of ICBS all of which are owned by Sellers as described in Schedule A annexed hereto and made a part hereof (collectively, the "Stock").

1.2. The Acquisition and payment for the Stock by BITL shall take place at the time and in the manner hereinafter provided, and the sale, assignment, transfer and delivery of the Stock by Sellers, shall take place on the Closing Date at the Closing as those terms are hereinafter defined in Paragraph F below, subject to the fulfillment of the conditions hereinafter provided.

2. Purchase Price.

The aggregate purchase price of the Stock (the "Purchase Price"), shall be Eighty Six Million One Hundred Seventy Three Thousand Nine Hundred Eighty Seven (86,173,987) newly issued common shares of BITL post reverse split as noted in Paragraph E 2 below, payable to Sellers in accordance with Schedule A attached, to be delivered at Closing.

3. Regulatory Issues.

The purchase and sale of stock in Paragraph A herein shall comply with all U.S. Regulatory laws including any and all Blue Sky requirements from any States within the U.S. and shall comply with any and all Canadian Federal and Provincial regulatory laws as they may apply.

B. REPRESENTATIONS AND WARRANTIES OF BITL

1. Corporate Status and Authority.

BITL hereby represents and warrants that (i) BITL is a duly organized and validly existing corporation under the laws of the State of Florida, (ii) the execution, delivery and performance of this Agreement by BITL has been duly authorized by all necessary corporate action, (iii) this Agreement is a valid and legally binding obligation of BITL enforceable in accordance with the terms hereof.

2. Capital Structure.

BITL (a) is authorized by its charter and applicable law to issue 300,000,000 common stock, par value $0.001 of which 15,207,174 shares are to be remaining outstanding after a 5 to 1 reverse split that is taking place by a Special Directors Meeting and Shareholder Meeting immediately prior to the Closing of this Agreement in accordance with Paragraph F below to take effect after compliance with all regulatory authorities including Canadian both federally and provincially, the State of Florida, the SEC and the NASD; (b) 120,000,000 Class A Special Voting Shares, without par value, of which 2,000,000 are to be remaining outstanding after a 5 to 1 reverse split that is taking place by a Special Directors Meeting and Shareholder Meeting immediately prior to the Closing of this Agreement in accordance with Paragraph F below to take effect after compliance with all regulatory authorities including Canadian both federally and provincially, the State of Florida, the SEC and the NASD; (c) has no issued and outstanding shares of its capital stock whatever, except as specifically indicated hereto, all of which such shares are fully paid and non-assessable; (d) is authorized to issue 1,160,000 post reverse common stock in accordance with an employee stock option plan dated March 21, 2001 and amended June 21, 2002; (e) there are no other option, warrant, conversion or other rights to the issuance or receipt of shares of its capital stock except as noted hereto; (f) has all voting rights vested exclusively in the presently issued and outstanding capital stock; and (g) has outstanding no bonds, debentures or other similar evidences of indebtedness except as specifically disclosed hereto (h) has no assets or subsidiaries of any kind by virtue.

3. Litigation.

BITL is subject to litigation in accordance with Schedule B attached. To the best of its knowledge, it is not a party to any other pending or threatened suit, action, proceeding, prosecution or litigation which might materially adversely affect its financial condition, business, assets, properties, certificates, rights, authorities, franchises or materially interfere therewith.

C. REPRESENTATIONS AND WARRANTIES OF SELLERS AND ICBS

Sellers, ICBS and Puritan Securities hereby warrant and represent to BITL that, as of the date hereof, the following statements are true and correct.

1. Corporate Status of ICBS.

ICBS is (a) duly organized, validly existing and in good standing under the laws of Canada; (b) has full corporate power to own all of its properties and carry on its business as it is now being conducted; and (c) is qualified to do business as a foreign corporation in each of the jurisdictions in which it operates and the character of the properties owned by ICBS or the nature of the business transacted by ICBS does not make qualification necessary in any other jurisdiction or jurisdictions.

2. Corporate Status of Puritan Securities.

Puritan Securities is (a) duly organized, validly existing and in good standing under the laws of the State of New York; (b) is a one hundred percent subsidiary of ICBS; (c) is a broker-dealer dully registered with the SEC and a member of the NASD; (d) has full corporate power to own all of its properties and carry on its business as it is now being conducted; and (e) is qualified to do business in each of the jurisdictions in which it operates and the character of the properties owned by Puritan Securities or the nature of the business transacted by Puritan Securities does not make qualification necessary in any other jurisdiction or jurisdictions.

3. Authority to Sell.

Sellers have full right, power and authority to sell, transfer and deliver the Stock owned by him to BITL in accordance with the terms of this Agreement, and otherwise to consummate and close the transaction provided for in this Agreement in the manner and upon the terms herein specified.

4. Capital Structure.

ICBS (a) is authorized by its charter and applicable law to issue capital stock of the type and having par values as set forth in Schedule A hereto; (b) has no issued and outstanding shares of its capital stock whatever, except as specifically indicated in Schedule A hereto, all of which such shares are fully paid and non-assessable; (c) does not have authorized, issued or outstanding any subscription, option, warrant, conversion or other rights to the issuance or receipt of shares of its capital stock except as set forth hereto; (d) has all voting rights vested exclusively in the presently issued and outstanding capital stock; and (e) has outstanding no bonds, debentures or other similar evidences of indebtedness except as specifically disclosed hereto.

5. Ownership of Stock.

All of the issued and outstanding shares of capital stock of ICBS are owned by Sellers. Sellers own beneficially and of record the number of shares set forth in Schedule A hereto opposite their names. Sellers holds such stock free and clear of all liens, claims, debts, encumbrances and assessments, and any and all restrictions as to sale, assignment or transferability thereof. Sellers have full right, power and authority to sell, transfer and deliver all of the shares of Stock owned by them and the certificates therefore, sold hereunder, to BITL in accordance with the terms of this Agreement, and otherwise to consummate and close the transaction provided for in this Agreement in the manner and upon the terms herein specified.

6. Peaceable Possession of Assets.

The ownership and possession of all of the assets of ICBS has been peaceable and undisturbed and the title thereto has never been disputed or questioned to the knowledge of ICBS; nor does ICBS knows of any facts by reason of which the possession or title thereof by ICBS might be disturbed or questioned or by reason of which any claim to its assets might arise or be set up adverse to ICBS.

7. Regulatory Good Standing.

ICBS and Puritan Securities has all material rights, certificates, authorities, permits, licenses, franchises and other authorizations necessary to and has complied in material respects with all laws applicable to, the conduct of its business in the manner and in the areas in which such business is presently being conducted and all such certificates, authorities, rights, permits, licenses, franchises and authorizations are valid, in good standing, in full force and effect, under no orders of suspension or restraints, and subject to no disciplinary, probationary or other orders. To the best of its knowledge, neither ICBS nor Puritan Securities has engaged in any activity whatever which would cause or lead to proceedings involving revocation, suspension, restraint, disciplinary action or any other action whereby any of such certificates, authorities, rights, permits, licenses, franchises or authorizations, or any part thereof, might be canceled, terminated, suspended, impaired, lost or otherwise adversely affected, and no action or proceeding looking to or contemplating any of the foregoing is pending or to ICBS's or Puritan Securities' knowledge threatened. The foregoing shall not be deemed to constitute a warranty or representation that ICBS or Puritan Securities has not heretofore or shall not hereafter suffer to be committed minor and unintentional violations of any governmental regulations of such nature as not to cause either suspension or revocation of ICBS's or Puritan Securities' operating authority.

8. Litigation.

Neither ICBS or Puritan Securities is not a party to any pending or to its knowledge threatened suit, action, proceeding, prosecution or litigation which might materially adversely affect the financial condition, business, assets, properties, certificates, rights, authorities, franchises or authorizations of ICBS or Puritan Securities, or materially interfere therewith, nor to the knowledge of ICBS is there any threatened or pending governmental investigation involving ICBS, Puritan Securities or any of their operations, including inquiries, citations or complaints by any federal, state or local administration or agency, which would materially adversely affect the financial condition, business, assets or properties of ICBS or Puritan Securities; and there are no outstanding, existing or pending judgments, orders, decrees, rulings, directives, stipulations or other mandates of any court or any public or quasi-public agency, body or official which have been in any way violated as they relate to or affect ICBS, Puritan Securities or any of their properties, businesses, operations, affairs or activities.

9. Defaults.

There are no material defaults on the part of ICBS or Puritan Securities under any contract, lease, mortgage, pledge, credit agreement, title retention agreement, security agreement, lien, encumbrance or any other commitment, contract, agreement or undertaking to which either is a party.

10. Tax Returns.

All returns for federal, provincial and other governmental income taxes, surtaxes, excess profits taxes, franchise taxes, sales and use taxes, real and personal property taxes and any and all other taxes to which ICBS, Puritan Securities, or their assets, operations or income may be subject, due as of the date hereof, have been duly prepared and filed in good faith and all taxes shown thereon have been paid or are accrued on their books.

11. Infringements.

Neither ICBS nor Puritan has ever been charged with infringement or violation of any adversely held patent, trademark, trade name, or copyright, with claims reading on operations of ICBS, Puritan Securities or on apparatus or methods employed by either in effecting the same, which would materially adversely affect any operation of either, nor is ICBS or Puritan Securities using or in any way making use of any confidential information or trade secrets, of any former employer or any present or past employee of either except as a result of the acquisition of the business of such former employer.

12. Truth of Representation.

No representation by ICBS or Puritan Securities made throughout this transaction and no statement made in any certificate or schedule furnished in connection with the transaction herein contemplated contains or will contain any knowingly untrue statement of a material fact or knowingly omits or will omit to state any material fact reasonably necessary to make any such representation or any such statement not misleading to a prospective purchaser of the Stock.

D. INDEMNIFICATION

BITL hereby indemnify and hold harmless all officers and directors of BITL including those who held such positions prior to the Closing of this Agreement against any and all shareholder action against each and every one of them for breach of any fiduciary duty in executing this Agreement. BITL shall in addition acquire adequate Officers and Directors liability insurance within 30 days of Closing.

E. CONDITIONS PRECEDENT TO CLOSING

All obligations under this Agreement are subject to the fulfillment of each of the following conditions, in addition to the fulfillment of any and all other conditions set forth in this Agreement:

1. Corporate Action.

Prior to the Closing Date, the Board of Directors of ICBS and BITL shall have duly adopted resolutions to the same effect with respect to the aforesaid matters.

2. Reverse of Shares.

Prior to the Closing Date of this Agreement in accordance with Paragraph F below, the Board of Directors and Shareholders of BITL shall have duly adopted resolutions to reverse five for one all issued and outstanding shares of BITL including both the common and the Class A Special Voting Shares. BITL shall have complied with all laws including regulatory laws in the United States and Canada in respect to the reversal of said shares and in respect of all other matters in this Agreement.

3. Change in the Board.

Simultaneously with the Closing as described in Paragraph F below, Richard Howarth, Jerry Gruenbaum and George Tsoukas shall be elected to the Board of Directors and Richard Howarth shall serve as its Chairman and Dominic Heddo, Fabrice Zambito, Faris Heddo and Michele Scott shall resign from the Board of Directors.

4. Change in Management.

Simultaneously with the Closing as described in Paragraph F below, Richard Howarth shall be appointed as President/CEO, Nathan Lapkin shall be appointed as CFO, Garth McIntosh shall be appointed as COO and Jerry Gruenbaum shall be appointed as Secretary and General Counsel of BITL and Dominic Heddo, Fabrice Zambito, Faris Heddo and Michele Scott shall resign as Officers of BITL. In the event BITL does not meet the conditions as stated in Paragraph G3 below, the existing management shall immediately resign and simultaneously appoint the original management that existed prior to the Closing Date.

5. Termination.

In the event any of the foregoing conditions shall not be fulfilled prior to the Closing Date of December 1, 2004, unless caused by any action or failure to act on the part of BITL, this Agreement shall be null and void, and the parties hereto shall be restored as far as possible to status quo, whereupon the parties hereto shall have no further obligations or liabilities hereunder, one against the other.

F. CLOSING

The closing under this Agreement (the "Closing") and all deliveries hereunder shall take place at the law office of Nelson Cameron Champagne on or before November 1st, 2004 or such other place or date as shall be agreed upon by all the parties, and in all event no later than December 1, 2004 ("the Closing Date"), and is subject to the approval of the Board of BITL and BITL's legal counsel namely the Firm of Nelson Cameron Champagne and US Counsel QED Law Group Seattle as represented by Atty. Derek Woolston.

G. ADDITIONAL CONDITIONS

All obligations under this Agreement are subject to the fulfillment of each of the following conditions, in addition to the fulfillment of any and all other conditions set forth in this Agreement:

1. Audit.

Immediately after Closing in accordance with U.S. SEC Laws, BITL shall engage an SEC qualified and approved Certified Public Accountant to prepare and file all necessary financials as required to consummate the transactions in accordance with this Agreement.

2. Debts.

ICBS acknowledges the debts of BITL are as noted in Form 10-KSB/A for fiscal year ended July 31, 2004 as filed on August 27, 2004, and agrees after the Closing that BITL shall settle and obtain full discharge said debts and in accordance with Paragraph D above and indemnify and hold harmless all prior officers and directors of BITL from said liabilities.

3. Profit / Financing

BITL shall have a minimum of $500,000 USD in cumulative profit, from January 1, 2005 to December 31, 2005 or shall obtain a minimum of $1,000,000 USD addition finance on or before December 31, 2005 for up to 12,000,000 additional post reverse common shares. Outside of the above, until said conditions herein are met, BITL shall not issue any additional shares including but not limited to any common, preferred or special voting, without the prior approval of the majority of the shareholders of BITL not to include any of the Sellers herein including any shares obtained through this Agreement as noted in Schedule A attached hereto. In the event BITL post Closing does not have a minimum of $500,000 USD in cumulative profit, from January 1, 2005 to December 31, 2005 or shall have obtained a minimum of $1,000,000 USD addition finance on or before December 31, 2005 this Agreement will rescind whereby the Sellers retain ICBS and all its subsidiaries including Puritan Securities and their newly shares are cancelled, and the existing board of directors of BITL shall immediately resign and simultaneously appoint the original board of directors that existed prior to the Closing. BITL shall file any and all Amendments to its Articles of Incorporation to reflect the conditions as stated herein.

4. No Reverse of Shares.

The directors and shareholders of BITL shall not approve any reversal of the outstanding shares of BITL after the reversal as noted in Paragraph E 2 above, for a period of two years from the date of the Closing as noted in Paragraph F above.

5. Regulatory Filings.

ICBS and Puritan Securities shall assist BITL and assume all costs and expenses for all regulatory filings, and BITL shall file after Closing Schedule 14C notification of the 5 for 1 reversal of shares in accordance with Paragraph E 2 above, Form 8-K announcing this Agreement, Form 8-K when all conditions of Subparagraph 3 and 4 of this Paragraph G are met and all exhibits or schedules thereto, Form 3 and Form 4 for all officers, and directors and all other forms as required by U.S. regulatory authorities thereafter.

6. Business Operations of BITL

All of BITL's business activities shall operate through its subsidiaries whereby BITL shall be a holding company for said operations until the conditions of Subparagraph 3 and 4 of Paragraph G herein are fully met.

7. Business Operations of ICBS and Puritan Securities

ICBS and Puritan Securities shall not suffer any material or adverse change in its financial condition, assets, liabilities or business from the date of Execution of this Agreement to the Closing Date.

8. Limitation on the Board.

BITL's Board of Directors and Officers agree that from the date of execution of this Agreement until Closing as noted in Paragraph F above, the Board shall conduct no business other than to fulfill the terms of this Agreement.

H. CHANGE OF NAME

BITL shall file an Amendment to its Articles of Incorporation with the State of Florida and with the appropriate regulatory authorities after the approval by the shareholders for a change of name to ICBS International Corp.

I. CONFIDENTIALITY

All information and documentation provided or to be provided by ICBS or Sellers to BITL in connection with this Agreement and the transactions contemplated hereby has been and shall be provided in the strictest confidence. Pending the Closing, BITL covenants and agrees not to use any of such information or documentation in or for the benefit of any business engaged in directly or indirectly by BITL and not to furnish or disclose any of such information or documentation to any person. If the transactions contemplated by this Agreement are not consummated, BITL covenants and agrees to return all such information and documentation to ICBS and not retain any copies thereof, and BITL further covenants and agrees to maintain the confidentiality of such information and documentation and to neither use any of it in or for the benefit of any business engaged in directly or indirectly by BITL nor furnish or disclose any of it to any person.

J. GENERAL PROVISIONS

1. Survival of Representations, Warranties and Covenants.

Unless otherwise expressly provided herein, the representations, warranties, covenants, indemnities and other agreements herein contained shall be deemed to be continuing and shall survive the consummation of the transactions contemplated by this Agreement.

2. Diligence.

The parties hereto agree that each shall with reasonable diligence proceed to take all action, which may be reasonably required to consummate the transaction herein contemplated.

3. Waivers.

Each party hereto may:

3.1. Extend the time for performance of any of the obligations of the other party;

3.2. Waive in writing any inaccuracies in representations and warranties made to it contained in this Agreement or any schedule hereto or any certificate or certificates delivered by any of the other parties pursuant to this Agreement; and

3.3. Waive in writing the failure of performance of any of the agreements, covenants, obligations or conditions of the other parties herein set forth, or alternatively terminate this Agreement for such failure.
4. Non-Waiver.

The waiver by any party hereto of any breach, default, inaccuracy or failure by another party with respect to any provision in this Agreement or any schedule hereto shall not operate or be construed as a waiver of any other provision thereof or of any subsequent breach thereof.

5. Further Assurances.

Each party hereto agrees to execute such further documents or instruments, requested by the other party, as may be reasonably necessary or desirable to effect the purposes of this Agreement and to carry out its provisions, at the expense of the party requesting the same.

6. Entire Agreement.

This Agreement constitutes a complete statement of all the arrangements, understandings and agreements between the parties, and all prior memoranda and oral understandings with respect thereto are merged in this Agreement. There are no representations, warranties, covenants, conditions or other agreements among the parties except as herein specifically set forth, and none of the parties hereto shall rely on any statement by or on behalf of the other parties which is not contained in this Agreement.

7. Governing Law.

Irrespective of the place of execution or performance of this Agreement, it shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed in the State of Florida, and Canadian and/or Quebec Provincial laws where applicable and cannot be changed, modified, amended or terminated except in writing, signed by the parties hereto.

8. Benefit and Assignability.

This Agreement shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, provided, however, that this Agreement cannot be assigned by any party except by or with the written consent of the others. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation other than the parties hereto and their respective legal representatives, successors and assigns any rights or benefits under or by reason of this Agreement.

9. Enforceability.

This Agreement constitutes a valid and binding obligations of all the parties herein and is enforceable in accordance with its terms and conditions except that the enforcement hereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (iii) any ruling or action of any governmental entity.

10. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

11. Notices.

Any notices and other communications under this Agreement shall be in writing and shall be considered given if delivered personally or mailed by certified mail to the party, for whom such notice is intended, at the address indicated at the outset hereof (or at such other address as such party may specify by notice to the other parties hereto).

12. Headings.

The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

13. Further Action.

Any further action required or permitted to be taken under this Agreement, including giving notices, executing documents, waiving conditions, and agreeing to amendments or modifications, may be taken on behalf of a party by its Board of Directors, its President or any other person designated by its Board of Directors, and when so taken shall be deemed the action of such party.

IN WITNESS HEREOF, the parties hereto have respectively executed this Agreement the day and year first above written.

BUSINESSWAY INTERNATIONAL CORPORATION

By: /s/ Dominic Heddo
Dominic Heddo, CEO

Witness: /s/ Fabrice Zambito
Fabrice Zambito, CFO and Chairman

Witness: /s/ Michele Scott
Michele Scott, Director

SELLERS

INTER CANADIAN BUSINESS SERVICES, LTD.

By: /s/ Richard Howarth
Richard Howarth, CEO

/s/ Richard Howarth
Richard Howarth, Individually

/s/ Jerry Gruenbaum
Jerry Gruenbaum, Individually

/s/ Nathan Lapkin
Nathan Lapkin, Individually

/s/ George Tsoukas
George Tsoukas, Individually

Witness: /s/ Garth McIntosh
Garth McIntosh

Witness: /s/Michele Scott
Michele Scott

Schedule A

Sellers Shareholder List

Name	Number of Shares Owned in ICBS	Number of Shares Exchanged in BITL
Richard Howarth Pincourt, Quebec, Canada	4,000	38,299,549
Jerry Gruenbaum New Haven, CT USA	2,250	21,543,497
Nathan Lapkin Glen Rock, NJ USA	2,250	21,543,497
Dr. George Tsoukas Montreal, Quebec Canada	500	4,787,444
Total	9,000	86,173,987

ICBS is authorized to issue 10,000 common shares with no par value, of which 9,000 are issued and outstanding in accordance with the schedule above.

Schedule B

Pending Litigation

It is hereby stated and declared that Businessway International Corp. is currently involved in an on going Canadian Lawsuit filed by American Home Assurance
Company in the amount of twenty-nine thousand, two hundred eighty-six dollars and fifty-nine cents Canadian Currency, ( $ 29,286.59 ).

The case number , Quebec Superior Court, 500-17-013868-032
Court file number, 0051193903